July 14, 2020

Re:     Temporary Base Salary Reduction

Dear Dilantha:

In response to the continuing COVID-19 global pandemic, this letter confirms our agreement regarding a voluntary reduction in Base Salary payable pursuant to the Employment Agreement, dated May 1, 2014, between yourself and ARC Document Solutions, Inc. (“ARC”), as amended (collectively, the “Executive Agreement”) on terms set forth below. (Terms not otherwise defined in this letter shall have the meanings ascribed to them in the Executive Agreement.)

1.
Effective as of July 5, 2020, Base Salary payable under the Executive Agreement shall be voluntarily reduced by thirty percent (30%) (the “Base Salary Reduction”) until further agreement between the parties to the Executive Agreement (the “Effective Period”).

2.
Notwithstanding anything to the contrary contained in this letter, if your employment with ARC is terminated by ARC without Cause or by you for Good Reason during the Effective Period, any severance benefits payment to you under the Executive Agreement shall be calculated based on the amount of Base Salary set forth in Section 3(a) of the Executive Agreement, without taking into account the Base Salary Reduction.

Except as specifically amended by this letter, the Executive Agreement remains in full force and effect without modification.

Please confirm your acknowledgement and agreement with the foregoing by signing where indicated below.

Very truly yours,

ARC Document Solutions, Inc.

/s/ Kumarakulasingam Suriyakumar________
Kumarakulasingam Suriyakumar
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Dilantha Wijesuriya
By: Dilantha Wijesuriya

12657 Alcosta Blvd., Suite 200 San Ramon, CA 94583 925-949-5100 www.e-arc.com